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                                                                   EXHIBIT 10.45


[INTRACEL LETTERHEAD]


December 23, 1998

Lowell Goldsmith, M.D.
Box 706
University of Rochester Medical Center
601 Elmwood Avenue
Rochester, NY 14642

Dear Dr. Goldsmith:

This Letter of Intent ("Letter"), when accepted by Intracel Corporation ("Intracel") and the University of Rochester Medical Center of the University of Rochester ("Hospital") shall confirm the understandings between the parties with respect to the development of an OncoVAX(R) center.

1. The scope of the Venture is described as follows: The creation of a cGMP laboratory facility, in Hospital space designated by the Hospital with renovations, that meet the Hospital's standards, to be paid by Intracel, and support areas including administrative space and storage for the commercialization of Intracel's OncoVAX(R), and such other products as Intracel and Hospital agree are appropriate for the Venture. Any new academic research conducted at the laboratory by Hospital faculty or staff shall be owned by the Hospital, (i.e., excluding any research relating to OncoVAX(R) or any product related directly thereto.)

2. It is intended that the Venture shall commence upon the execution of a Definitive Agreement between Hospital and Intracel and shall be for an initial five year term, renewable upon mutual agreement of the parties.

3. Each of the parties to this Letter hereby represents to the other that it shall conduct due diligence to assure that neither it (directly or indirectly) nor any of its respective affiliates (directly or indirectly) has entered into or is bound by the terms of any understanding, agreement, judgment, order or settlement which is inconsistent with the terms or intent of this Letter, or which would preclude it from entering into and performing in accordance with the terms of a Definitive Agreement consistent with the terms or intent of this Letter.

4. Promptly after the terms of this Letter are mutually agreed to, each party will cause its attorneys to commence preparation of a draft of the Definitive Agreement and shall deliver the same to a representative of each party as promptly as reasonably possible thereafter.

5.  The scope of this project is described as follows:

      * Hospital will provide the Venture with Medical Director service. Medical Director compensation shall be per the parties' mutual agreement and shall be set based upon the projected time commitment.



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          o    Intracel will operate the laboratory and have full control over its operations but shall comply with reasonable Hospital policies.

          o Intracel will purchase additional services from Hospital, at a mutually agreed upon fee structure, including but not limited to:

               -    Support services such as bioengineering and housekeeping.

               -    Specialized laboratory testing.

               -    Sales and marketing support.

               - Support in developing relationships with managed care entities and physician groups.

          o Intracel and Hospital agree to coordinate publicity with respect to the opening of the center.

6. The parties acknowledge that each may provide confidential information to the other and that each will execute a mutually-agreed upon Confidentiality Agreement.

7. Each of the parties hereto shall bear its own legal, accounting, and other fees and expenses authorized by that respective party and incurred in connection with this project.

8. Although this Letter does express the mutual understandings of the parties with respect to the Venture, with the exception of the terms of paragraphs 6 and 7 (which shall be enforced in Monroe County under Maryland law), nothing herein will be construed or deemed to constitute any legally enforceable or binding right or obligation of the parties hereto and this letter does not contain all of the matters upon which the agreement of the parties must be reached in order for the venture to be consummated. All such rights and obligations shall arise only in connection with the Definitive Agreement.

9. In the event that the Definitive Agreement is not entered into by January 31, 1999, at the election of any of the parties hereto, this Letter shall immediately terminate upon written notice given by the terminating party to the other by messenger or overnight mail, and with the exception of the terms of the paragraphs 6 and 7 above, shall be of no further force or effect.

AGREED TO THIS 23 DAY OF DEC., 1998

UNIVERSITY OF ROCHESTER MEDICAL CENTER

/s/ LOWELL GOLDSMITH
---------------------------------
Lowell Goldsmith, M.D.

INTRACEL CORPORATION

/s/ DANIEL S. REALE
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Daniel S. Reale
Senior Vice President